The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated August 30, 2024

PRICING SUPPLEMENT dated September , 2024

(To the Product Supplement No. WF1 dated December 20, 2023, the Underlying Supplement No. 1A dated May 16, 2024 and the Prospectus Supplement and the Prospectus, each dated December 20, 2023)

Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

Royal Bank of Canada Senior Global Medium-Term Notes, Series J
Market Linked Securities—Upside Participation with Contingent Minimum Return and Contingent Downside Principal at Risk Securities Linked to the EURO STOXX® Banks Index due September 22, 2027

■  Linked to the EURO STOXX® Banks Index (the “Index”)

■  Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the Index from the starting value to the ending value. The maturity payment amount will reflect the following terms:

■ If the value of the Index increases or remains flat, you will receive the face amount plus a positive return equal to the greater of (i) a contingent minimum return of at least 52.75% (to be determined on the pricing date) of the face amount and (ii) 100% of the percentage increase in the value of the Index from the starting value to the ending value.

■ If the value of the Index decreases but the decrease is not more than 25%, you will receive the face amount.

■ If the value of the Index decreases by more than 25%, you will receive less than the face amount and will have 1-to-1 downside exposure to the decrease in the value of the Index from the starting value.

■  Investors may lose up to 100% of the face amount.

■  All payments on the securities are subject to credit risk, and you will have no ability to pursue any securities included in the Index for payment; if Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment.

■  No periodic interest payments or dividends

■  No exchange listing; designed to be held to maturity

The initial estimated value of the securities determined by us as of the pricing date, which we refer to as the initial estimated value, is expected to be between $900.00 and $940.70 per security and will be less than the public offering price. The final pricing supplement relating to the securities will set forth the initial estimated value. The market value of the securities at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PS-8 herein and “Risk Factors” beginning on page S-3 of the accompanying product supplement.

The securities are the unsecured obligations of Royal Bank of Canada, and, accordingly, all payments on the securities are subject to the credit risk Royal Bank of Canada. If Royal Bank of Canada, as issuer, defaults on its obligations, you could lose some or all of your investment.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the securities or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The securities will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The securities are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Original Offering Price	Agent Discount(1)(2)	Proceeds to Royal Bank of Canada
Per Security	$1,000.00	$28.25	$971.75
Total
(1)	Wells Fargo Securities, LLC is the agent for the distribution of the securities and is acting as principal. See “Terms of the Securities—Agent” and “Estimated Value of the Securities” in this pricing supplement for further information.

(2)	In addition to the forgoing, in respect of certain securities sold in this offering, our affiliate, RBC Capital Markets, LLC (“RBCCM”), may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities— Upside Participation with Contingent Minimum Return and Contingent Downside

Principal at Risk Securities Linked to the EURO STOXX® Banks Index due September 22, 2027

Terms of the Securities
Issuer:	Royal Bank of Canada (the “Bank”)
Market Measure:	The EURO STOXX® Banks Index (the “Index”)
Pricing Date:	September 17, 2024
Issue Date:	September 20, 2024
Calculation Day*:	September 17, 2027
Stated Maturity Date*:	September 22, 2027
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Maturity Payment Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

•    if the ending value is greater than or equal to the starting value: $1,000 plus the greater of:

(i)       contingent minimum return; and

(ii)      $1,000 × index return × upside participation rate;

•    if the ending value is less than the starting value, but greater than or equal to the threshold value: $1,000; or

•    if the ending value is less than the threshold value:

$1,000 + ($1,000 × index return)

If the ending value is less than the threshold value, you will have 1-to-1 downside exposure to the decrease in the value of the Index from the starting value, and will lose at least 25%, and may lose up to 100% of the face amount of your securities at maturity.

Contingent Minimum Return:	The “contingent minimum return” will be determined on the pricing date and will be at least 52.75% of the face amount per security (at least $527.50 per security). The contingent minimum return is payable only if the ending value is greater than or equal to the starting value.
Threshold Value:	____, which is equal to 75% of the starting value
Upside Participation Rate:	100%
Index Return:	The “index return” is the percentage change from the starting value to the ending value, measured as follows: ending value – starting value starting value
Starting Value:	____, the closing value of the Index on the pricing date
Closing Value:	Closing value has the meaning assigned to “closing level” set forth under “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Certain Definitions” in the accompanying product supplement.
Ending Value:	The “ending value” will be the closing value of the Index on the calculation day.
Calculation Agent:	RBC Capital Markets, LLC (“RBCCM”)
Material Tax Consequences:	For a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities, see the discussions in “United States Federal Income Tax Considerations” below and in the section entitled “United States Federal Tax Considerations” in the product supplement. For a discussion of the material Canadian federal income tax consequences relating

Market Linked Securities— Upside Participation with Contingent Minimum Return and Contingent Downside

Principal at Risk Securities Linked to the EURO STOXX® Banks Index due September 22, 2027

to the securities, please see the section of the product supplement, “Canadian Federal Income Tax Consequences.”
Agent:

Wells Fargo Securities, LLC (“WFS”). The agent will receive the agent discount set forth on the cover page of this document. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $22.50 per security. Such securities dealers may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC). In addition to the concession allowed to WFA, WFS may pay $0.75 per security of the agent’s discount to WFA as a distribution expense fee for each security sold by WFA.

In addition to the forgoing, in respect of certain securities sold in this offering, our affiliate, RBCCM, may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers. We or one of our affiliates will also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.

WFS and/or RBCCM, and/or one or more of their respective affiliates expects to realize hedging profits projected by their proprietary pricing models to the extent they assume the risks inherent in hedging our obligations under the securities. If WFS or any other dealer participating in the distribution of the securities or any of their affiliates conducts hedging activities for us in connection with the securities, that dealer or its affiliates will expect to realize a profit projected by its proprietary pricing models from those hedging activities. Any such projected profit will be in addition to any discount, concession or fee received in connection with the sale of the securities to you.

Denominations:	$1,000 and any integral multiple of $1,000
CUSIP:	78017GLG4

* The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days. For more information regarding adjustments to the calculation day and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to an Index—Market Disruption Events” in the accompanying product supplement.

Market Linked Securities— Upside Participation with Contingent Minimum Return and Contingent Downside

Principal at Risk Securities Linked to the EURO STOXX® Banks Index due September 22, 2027

Additional Information about the Issuer and the Securities

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the securities are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. WF1 dated December 20, 2023. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 1A dated May 16, 2024: https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•	Product Supplement No. WF1 dated December 20, 2023: https://www.sec.gov/Archives/edgar/data/1000275/000114036123058587/ef20016916_424b5.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

Market Linked Securities— Upside Participation with Contingent Minimum Return and Contingent Downside

Principal at Risk Securities Linked to the EURO STOXX® Banks Index due September 22, 2027

Estimated Value of the Securities

The initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility, and the expected term of the securities.

The securities are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the securities reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the agent discount and the hedging-related costs relating to the securities reduce the economic terms of the securities to you and result in the initial estimated value for the securities being less than their original issue price. Unlike the initial estimated value, any value of the securities determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the securities than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with an affiliate of the agent, RBCCM and/or one of our other subsidiaries. The terms of these hedging arrangements may take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the securities. The economic terms of the securities and the initial estimated value depend in part on the terms of these hedging arrangements. Our cost of hedging will include the projected profit that we or our counterparty(ies) expect to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond our or our counterparty(ies)’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss.

See “Selected Risk Considerations—Risks Relating To The Estimated Value Of The Securities And Any Secondary Market—Our Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price” below.

Any price that the agent makes available from time to time after the original issue date at which it would be willing to purchase the securities will generally reflect the agent’s estimate of their value, less a customary bid-ask spread for similar trades and the cost of unwinding any related hedge transactions. That estimated value will be based upon a variety of factors, including then prevailing market conditions and our creditworthiness. However, for a period of three months after the original issue date, the price at which the agent may purchase the securities is expected to be higher than the price that would be determined based on the agent’s valuation at that time less the bid-ask spread and hedging unwind costs referenced above. This is because, at the beginning of this period, that price will not include certain costs that were included in the original offering price, particularly a portion of the agent discount and commission (not including the selling concession) and the expected profits that we or our hedging counterparty(ies) expect to receive from our hedging transactions. As the period continues, these costs are expected to be gradually included in the price that the agent would be willing to pay, and the difference between that price and the price that would be determined based on the agent’s valuation of the securities less a bid-ask spread and hedging unwind costs will decrease over time until the end of this period. After this period, if the agent continues to make a market in the securities, the prices that it would pay for them are expected to reflect the agent’s estimated value, less the bid-ask spread and hedging unwind costs referenced above. In addition, the value of the securities shown on your account statement will generally reflect the price that the agent would be willing to pay to purchase the securities at that time.

Market Linked Securities— Upside Participation with Contingent Minimum Return and Contingent Downside

Principal at Risk Securities Linked to the EURO STOXX® Banks Index due September 22, 2027

Investor Considerations

The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:

■	seek exposure to the upside performance of the Index with a contingent minimum return at maturity if the ending value is greater than or equal to the starting value;

■	seek the possibility of a return at maturity greater than the contingent minimum return if the percentage increase in the value of the Index from the starting value to the ending value is greater than the contingent minimum return;

■	are willing to accept the risk that, if the ending value is less than the threshold value, they will lose at least 25%, and may lose up to 100%, of the face amount per security at maturity;

■	are willing to forgo interest payments on the securities and dividends on the securities included in the Index; and

■	are willing to hold the securities until maturity.

The securities may not be an appropriate investment for investors who:

■	seek a liquid investment or are unable or unwilling to hold the securities to maturity;

■	seek a greater contingent minimum return at maturity than will be provided by the terms of the securities;

■	require full payment of the face amount of the securities at stated maturity;

■	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price and that may be as low as the lower estimated value set forth on the cover page;

■	are unwilling to accept the risk that the ending value of the Index on the calculation day may be less than the threshold value;

■	seek current income over the term of the securities;

■	are unwilling to accept the risk of exposure to the Index;

■	seek exposure to the Index but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;

■	are unwilling to accept the credit risk of Royal Bank of Canada to obtain exposure to the Index generally, or to the exposure to the Index that the securities provide specifically; or

■	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Index, see “The EURO STOXX® Banks Index” below.

Market Linked Securities— Upside Participation with Contingent Minimum Return and Contingent Downside

Principal at Risk Securities Linked to the EURO STOXX® Banks Index due September 22, 2027

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

Market Linked Securities— Upside Participation with Contingent Minimum Return and Contingent Downside

Principal at Risk Securities Linked to the EURO STOXX® Banks Index due September 22, 2027

Selected Risk Considerations

An investment in the securities involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the securities unless you understand and can bear the risks of investing in the securities.

Risks Relating To The Terms And Structure Of The Securities

If The Ending Value Is Less Than The Threshold Value, You Will Lose At Least 25%, And May Lose Up To 100%, Of The Face Amount Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending value relative to the starting value and the other terms of the securities. Because the value of the Index will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.

If the ending value is less than the threshold value, the maturity payment amount will be less than the face amount and you will have 1-to-1 downside exposure to the decrease in the value of the Index from the starting value, resulting in a loss of 1% of the face amount for every 1% decline in the Index from the starting value. The threshold value is 75% of the starting value. As a result, if the ending value is less than the threshold value, you will lose at least 25%, and may lose up to 100%, of the face amount per security at maturity. This is the case even if the value of the Index is greater than or equal to the starting value or the threshold value at certain times during the term of the securities.

Even if the ending value is greater than the starting value, the maturity payment amount may only be slightly greater than the face amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Royal Bank of Canada or another issuer with a similar credit rating with the same stated maturity date.

You Will Receive The Contingent Minimum Return Only If The Ending Value Is Greater Than Or Equal To The Starting Value.

You will receive the contingent minimum return only if the ending value is greater than or equal to the starting value. If the ending value is less than the starting value, then you will not receive the contingent minimum return.

The Securities Do Not Pay Interest, And Your Return On The Securities May Be Lower Than The Return On A Conventional Debt Security Of Comparable Maturity.

There will be no periodic interest payments on the securities as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the securities, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

Payments On The Securities Are Subject To Our Credit Risk, And Market Perceptions About Our Creditworthiness May Adversely Affect The Market Value Of The Securities.

The securities are our senior unsecured debt securities, and your receipt of any amounts due on the securities is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the securities and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the securities.

The U.S. Federal Income Tax Consequences Of An Investment In The Securities Are Uncertain.

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

There May Not Be An Active Trading Market For The Securities And Sales In The Secondary Market May Result In Significant Losses.

There may be little or no secondary market for the securities. The securities will not be listed on any securities exchange. The agent and/or its affiliates may make a market for the securities; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which the agent or any of its affiliates is willing to buy the securities. Our broker-dealer subsidiary, RBCCM, does not at this time expect to make a market in the securities. If RBCCM determines that the agent is unable or unwilling to make a market in the securities at any time, RBCCM may, but is not obligated to, make a market in the securities at that time. If RBCCM makes a market in the securities at any time, its valuation of the securities may differ from the

Market Linked Securities— Upside Participation with Contingent Minimum Return and Contingent Downside

Principal at Risk Securities Linked to the EURO STOXX® Banks Index due September 22, 2027

agent’s valuation, and consequently the price at which it may be willing to purchase the securities may differ from (and be lower than) the price at which the agent would have purchased the securities at that time. Even if a secondary market for the securities develops, it may not provide enough liquidity to allow you to easily trade or sell the securities. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

The Initial Estimated Value Of The Securities Will Be Less Than The Original Offering Price.

The initial estimated value of the securities will be less than the original offering price of the securities and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the securities in any secondary market (if any exists) at any time. If you attempt to sell the securities prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Index, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the original offering price of the agent discount, our or our hedge counterparty(ies)’ estimated profit and the estimated costs related to our hedging of the securities. These factors, together with various credit, market and economic factors over the term of the securities, are expected to reduce the price at which you may be able to sell the securities in any secondary market and will affect the value of the securities in complex and unpredictable ways.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your securities prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the agent discount, our or our hedge counterparty(ies)’ estimated profit and our estimated profit or the hedging costs relating to the securities. In addition, any price at which you may sell the securities is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the securities determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the securities and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate was used. Moreover, we expect that any secondary market price will be based on WFS’s valuation of the securities, which may differ from (and may be lower than) the valuation that we would determine for the securities at that time based on the methodology by which we determined the initial estimated value range set forth on the cover page of this document.

For a limited period of time after the original issue date, WFS may purchase the securities at a price that is greater than the price that would otherwise be determined at that time as described in the preceding paragraph. However, over the course of that period, assuming no changes in any other relevant factors, the price you may receive if you sell your securities is expected to decline.

The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

The Initial Estimated Value Of The Securities Is Only An Estimate, Calculated As Of The Time The Terms Of The Securities Are Set.

The initial estimated value of the securities is based on the value of our obligation to make the payments on the securities, together with the mid-market value of the derivative embedded in the terms of the securities. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the securities included in the Index, interest rates and volatility, and the expected term of the securities. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities, including WFS in connection with determining any secondary market price for the securities, may value the securities or similar securities at a price that is significantly different than we do.

The value of the securities at any time after the pricing date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the securities in any secondary market, if any, should be expected to differ materially from the initial estimated value of the securities.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the then-current value of the Index, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” and which are described in more detail in the accompanying product supplement, are expected to affect the value of the securities: Index performance; interest rates; volatility of the Index; time remaining to maturity; and dividend yields on the securities included in the Index. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the value of the Index. Because numerous factors are expected to affect the value of the securities, changes in the value of the Index may not result in a comparable change in the value of the securities.

Market Linked Securities— Upside Participation with Contingent Minimum Return and Contingent Downside

Principal at Risk Securities Linked to the EURO STOXX® Banks Index due September 22, 2027

Risks Relating To Conflicts Of Interest

Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

You should be aware of the following ways in which our economic interests and those of any dealer participating in the distribution of the securities, which we refer to as a “participating dealer,” are potentially adverse to your interests as an investor in the securities. In engaging in certain of the activities described below and as discussed in more detail in the accompanying product supplement, our affiliates or any participating dealer or its affiliates may take actions that may adversely affect the value of and your return on the securities, and in so doing they will have no obligation to consider your interests as an investor in the securities. Our affiliates or any participating dealer or its affiliates may realize a profit from these activities even if investors do not receive a favorable investment return on the securities.

•	The calculation agent is our affiliate and may be required to make discretionary judgments that affect the return you receive on the securities. RBCCM, which is our affiliate, will be the calculation agent for the securities. As calculation agent, RBCCM will determine any values of the Index and make any other determinations necessary to calculate any payments on the securities. In making these determinations, RBCCM may be required to make discretionary judgments that may adversely affect any payments on the securities. See the sections entitled “General Terms of the Securities— Certain Terms for Securities Linked to an Index—Market Disruption Events,” “—Adjustments to an Index” and “—Discontinuance of an Index” in the accompanying product supplement. In making these discretionary judgments, the fact that RBCCM is our affiliate may cause it to have economic interests that are adverse to your interests as an investor in the securities, and RBCCM’s determinations as calculation agent may adversely affect your return on the securities.

•	The estimated value of the securities was calculated by us and is therefore not an independent third-party valuation.

•	Research reports by our affiliates or any participating dealer or its affiliates may be inconsistent with an investment in the securities and may adversely affect the value of the Index.

•	Business activities of our affiliates or any participating dealer or its affiliates with the companies whose securities are included in the Index may adversely affect the value of the Index.

•	Hedging activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Index.

•	Trading activities by our affiliates or any participating dealer or its affiliates may adversely affect the value of the Index.

•	A participating dealer or its affiliates may realize hedging profits projected by its proprietary pricing models in addition to any selling concession and/or fee, creating a further incentive for the participating dealer to sell the securities to you.

Risks Relating To The Index

The Equity Securities Composing The Index Are Concentrated In The Banking Industry.

All or substantially all of the equity securities composing the Index are issued by companies whose primary line of business is directly associated with the banking industry. As a result, the value of the Securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. Banking companies are subject to extensive government regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates, fees and prices they can charge, the scope of their activities and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change or due to increased competition. In addition, deterioration of the credit markets generally may cause an adverse impact in a broad range of markets, including U.S. and international credit and interbank money markets generally, thereby affecting a wide range of financial institutions and markets. Credit losses resulting from financial difficulties of borrowers and financial losses associated with investment activities can negatively impact the banking industry. Changes in government regulation and oversight of financial institutions may have an adverse effect on the financial condition of a financial institution.

The Securities Are Subject To Risks Relating To Non-U.S. Securities Markets.

The equity securities composing the Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political,

Market Linked Securities— Upside Participation with Contingent Minimum Return and Contingent Downside

Principal at Risk Securities Linked to the EURO STOXX® Banks Index due September 22, 2027

economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

The Securities Do Not Provide Direct Exposure To Fluctuations In Exchange Rates Between The U.S. Dollar And The Euro.

The Index is composed of non-U.S. securities denominated in euros. Because the value of the Index is also calculated in euros (and not in U.S. dollars), the performance of the Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. In addition, any payments on the securities determined based in part on the performance of the Index will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, holders of the securities will not benefit from any appreciation of the euro relative to the U.S. dollar.

The Maturity Payment Amount Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.

•	Investing In The Securities Is Not The Same As Investing In The Index. Investing in the securities is not equivalent to investing in the Index. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the securities included in the Index for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the securities, you will not have any voting rights or any other rights that holders of the securities included in the Index would have.

•	Historical Values Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

•	Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Maturity Payment Amount.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

•	We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

Market Linked Securities— Upside Participation with Contingent Minimum Return and Contingent Downside

Principal at Risk Securities Linked to the EURO STOXX® Banks Index due September 22, 2027

Hypothetical Examples and Returns

The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting value or threshold value. The hypothetical starting value of 100.00 has been chosen for illustrative purposes only and does not represent the actual starting value. The actual starting value and threshold value will be determined on the pricing date and will be set forth under “Terms of the Securities” above in the final pricing supplement. For historical data regarding the actual closing values of the Index, see the historical information set forth below. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual maturity payment amount and resulting pre-tax total rate of return will depend on the actual terms of the securities.

Hypothetical Contingent Minimum Return:	52.75% of the face amount per security or $527.50 per security (the lowest possible contingent minimum return that may be determined on the pricing date)
Hypothetical Starting Value:	100.00
Hypothetical Threshold Value:	75.00 (75% of the hypothetical starting value)
Upside Participation Rate:	100%

Hypothetical Payout Profile

Market Linked Securities— Upside Participation with Contingent Minimum Return and Contingent Downside

Principal at Risk Securities Linked to the EURO STOXX® Banks Index due September 22, 2027

Hypothetical Returns

Hypothetical ending value	Hypothetical index return	Hypothetical maturity payment amount per security	Hypothetical pre-tax total rate of return(1)
200.00	100.00%	$2,000.00	100.00%
175.00	75.00%	$1,750.00	75.00%
160.00	60.00%	$1,600.00	60.00%
152.75	52.75%	$1,527.50	52.75%
150.00	50.00%	$1,527.50	52.75%
140.00	40.00%	$1,527.50	52.75%
130.00	30.00%	$1,527.50	52.75%
120.00	20.00%	$1,527.50	52.75%
110.00	10.00%	$1,527.50	52.75%
100.00	0.00%	$1,527.50	52.75%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
75.00	-25.00%	$1,000.00	0.00%
74.00	-26.00%	$740.00	-26.00%
70.00	-30.00%	$700.00	-30.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
25.00	-75.00%	$250.00	-75.00%
0.00	-100.00%	$0.00	-100.00%
(1)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

Hypothetical Examples

Example 1. Maturity payment amount is greater than the face amount and reflects a return equal to the contingent minimum return, which is greater than the index return:

Index
Hypothetical starting value:	100.00
Hypothetical ending value:	110.00
Hypothetical threshold value:	75.00
Hypothetical index return (ending value – starting value)/starting value:	10.00%

Because the hypothetical ending value is greater than the hypothetical starting value, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the greater of:

(i)        the contingent minimum return of $527.50; and

(ii)       $1,000 × index return × upside participation rate

$1,000 × 10.00% × 100%

= $100.00

On the stated maturity date you would receive $1,527.50 per security.

Market Linked Securities— Upside Participation with Contingent Minimum Return and Contingent Downside

Principal at Risk Securities Linked to the EURO STOXX® Banks Index due September 22, 2027

Example 2. Maturity payment amount is greater than the face amount and reflects a return equal to the index return, which is greater than the contingent minimum return:

Index
Hypothetical starting value:	100.00
Hypothetical ending value:	170.00
Hypothetical threshold value:	75.00
Hypothetical index return (ending value – starting value)/starting value:	70.00%

Because the hypothetical ending value is greater than the hypothetical starting value, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to the greater of:

(i)        the contingent minimum return of $527.50; and

(ii)       $1,000 × index return × upside participation rate

$1,000 × 70.00% × 100%

= $700.00

On the stated maturity date you would receive $1,700.00 per security.

Example 3. The maturity payment amount is equal to the face amount:

Index
Hypothetical starting value:	100.00
Hypothetical ending value:	90.00
Hypothetical threshold value:	75.00
Hypothetical index return (ending value – starting value)/starting value:	-10.00%

Because the hypothetical ending value is less than the hypothetical starting value, but is not less than the threshold value, you would not lose any of the face amount of your securities.

On the stated maturity date you would receive $1,000.00 per security.

Example 4. The maturity payment amount is less than the face amount:

Index
Hypothetical starting value:	100.00
Hypothetical ending value:	50.00
Hypothetical threshold value:	75.00
Hypothetical index return (ending value – starting value)/starting value:	-50.00%

Because the hypothetical ending value is less than the hypothetical threshold value, you would lose a portion of the face amount of your securities and receive a maturity payment amount equal to:

$1,000 + ($1,000 × index return)

= $1,000 + ($1,000 × -50.00%) = $500.00

On the stated maturity date you would receive $500.00 per security.

Market Linked Securities— Upside Participation with Contingent Minimum Return and Contingent Downside

Principal at Risk Securities Linked to the EURO STOXX® Banks Index due September 22, 2027

The EURO STOXX® Banks Index

The Index is a free float market capitalization-weighted index that includes the stocks composing the STOXX® Europe 600 Index issued by banking sector companies from Eurozone countries. The STOXX® Europe 600 Index is composed of 600 of the largest European stocks by free float market capitalization. For more information about the Index, see “Indices—The STOXX Benchmark Indices” in the accompanying underlying supplement.

Historical Information

We obtained the closing values of the Index in the graph below from Bloomberg Finance L.P., without independent verification.

The following graph sets forth daily closing values of the Index for the period from January 1, 2014 to August 28, 2024. The closing value on August 28, 2024 was 141.52. The red line represents a hypothetical threshold value, based on the closing price of the Index on August 28, 2024. The historical performance of the Index should not be taken as an indication of the future performance of the Index during the term of the securities.

Market Linked Securities— Upside Participation with Contingent Minimum Return and Contingent Downside

Principal at Risk Securities Linked to the EURO STOXX® Banks Index due September 22, 2027

United States Federal Income Tax Considerations

You should review carefully the section in the accompanying product supplement entitled “United States Federal Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Generally, this discussion assumes that you purchased the securities for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Index. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid derivative contracts that are “open transactions,” as described in the section entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Derivative Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities should be treated as short-term capital gain or loss unless you have held the securities for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. holders. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Market Linked Securities— Upside Participation with Contingent Minimum Return and Contingent Downside

Principal at Risk Securities Linked to the EURO STOXX® Banks Index due September 22, 2027

Supplemental Benefit Plan Investor Considerations

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

•	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or any of our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (i) the design and terms of the securities, (ii) the purchaser or holder’s investment in the securities, (iii) the holding of the securities or (iv) the exercise of or failure to exercise any rights we or any of our affiliates, or the purchaser or holder, has under or with respect to the securities;

•	we and our affiliates have acted and will act solely for our own account in connection with (i) all transactions relating to the securities and (ii) all hedging transactions in connection with our or our affiliates’ obligations under the securities;

•	any and all assets and positions relating to hedging transactions by us or any of our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

•	our interests and the interests of our affiliates are adverse to the interests of the purchaser or holder; and

•	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

See “Benefit Plan Investor Considerations” in the accompanying prospectus.